UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Infinity Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[________], 2020

Dear Stockholder:

You are cordially invited to attend our 2020 annual meeting of stockholders to be held at 8:30 a.m. local time on Wednesday, June 17, 2020, at Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138.

The Notice of 2020 Annual Meeting and Proxy Statement that accompany this letter describe the items to be voted on at the annual meeting. We hope you will be able to attend and participate in the meeting. Whether or not you plan to attend, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the meeting.

On behalf of your board of directors and our community of citizen-owners, we would like to thank you for your continued support of, and interest in, Infinity.

Yours sincerely,

Adelene Q. Perkins
Chair of the Board and Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

1100 Massachusetts Avenue, Floor 4

Cambridge, Massachusetts 02138

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2020

To Our Stockholders:

We invite you to our 2020 annual meeting of stockholders, which will be held at Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138, on Wednesday, June 17, 2020 at 8:30 a.m., local time. We intend to hold our annual meeting in person; however, we are actively monitoring the coronavirus pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication. Please monitor our company website at www.infi.com for updated information. If you are planning to attend our meeting, please check the website in the days leading up to the meeting date.

At the meeting, stockholders will consider and vote upon the following matters:

1.	the election of seven directors to serve for a one-year term expiring at the 2021 annual meeting of stockholders;

2.	an advisory vote on the approval of the compensation of our named executive officers;

3.	the approval of an amendment to our Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000;

4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of April 20, 2020 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

If you are a stockholder of record, you may submit your proxy (1) over the Internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903, or (3) by mail, or you may vote in person at the meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the annual meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on June 16, 2020.

If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors (Proposal 1) and the compensation of our named executive officers (Proposal 2) because your broker cannot exercise its discretion to vote on these proposals on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their stock personally, even if they have previously submitted their proxies.

By Order of the Board of Directors,

Seth A. Tasker
Senior Vice President, Chief Business Officer, and Secretary

Cambridge, Massachusetts

[________], 2020

INFINITY PHARMACEUTICALS, INC.

1100 Massachusetts Avenue, Floor 4

Cambridge, Massachusetts 02138

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2020

This proxy statement contains information about our 2020 annual meeting of stockholders. The meeting will be held on Wednesday, June 17, 2020, beginning at 8:30 a.m. local time, at Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138. You may obtain directions to the location of the annual meeting by contacting our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our company website at www.infi.com for updated information.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, Seth A. Tasker, written notice to that effect. He may be contacted at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1312; e-mail: seth.tasker@infi.com.

These proxy materials, together with our annual report to stockholders for our 2019 fiscal year, are first being mailed to stockholders on or about [________], 2020.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 17, 2020 at 8:30 AM

at Infinity Pharmaceuticals, Inc.,

1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138:

This proxy statement and our annual report to stockholders for the 2019 fiscal year are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. What is the purpose of the annual meeting?	A. At the annual meeting, stockholders will consider and vote on the following matters:

1.  the election of seven directors to serve for a one-year term expiring at the 2021 annual meeting of stockholders;

2.  an advisory vote on the approval of the compensation of our named executive officers;

3.  the approval of an amendment to our Charter to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000;

4.  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.  the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Q. Who can vote?	A. To be able to vote, you must have been a stockholder of record at the close of business on April 20, 2020. This date is the record date for the annual meeting.

Stockholders of record at the close of business on April 20, 2020 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is [________] shares of our common stock.

Q. How many votes do I have?	A. Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Q. Is my vote important?

A. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q. How do I vote?	A. If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.  You may vote over the Internet. If you have Internet access, you may vote your shares at www.proxyvote.com by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.  You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided or following the “Vote by Phone” instructions on the enclosed proxy card.

3.  You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

4.  You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Our board of directors recommends that you vote “FOR” each of the nominees for director and “FOR” Proposals 2, 3, and 4.

Q. Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A. Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting. To do so you must do one of the following:

1.  Sign another proxy card with a later date;

2.  Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy; or

3.  Vote in person at the meeting.

Your attendance at the meeting alone will not change your vote or revoke your proxy.

Q. Can I vote if my shares are held by a bank or brokerage firm in “street name”?

A. If the shares you own are held in the name of a bank or brokerage firm, also known as “street name,” that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

     If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The approval of the amendment to our Charter to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 (Proposal 3) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) are such “discretionary” items. However, your bank or brokerage firm will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are such “non-discretionary” items. If you do not instruct your bank or brokerage firm how to vote with respect to these “non-discretionary” items, your bank or brokerage firm will not vote with respect to those proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

     If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 20, 2020) in order to attend the annual meeting. To be able to vote your shares held in street name at the meeting, you will also need to obtain a proxy card from your bank or brokerage firm.

Q. How do I vote my 401(k) shares?

A. If you participate in the Infinity Pharmaceuticals Stock Fund through our company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Principal Trust Company, or Principal, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Principal of the manner in which you have directed your 401(k) Plan shares to be voted. Principal will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern daylight time on June 14, 2020, Principal will vote your 401(k) plan shares in the same proportion as those 401(k) shares for which Principal has received proper direction for such matter.

Q. What constitutes a quorum?

A. In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 20, 2020, the record date, or at least [            ] shares.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q. What vote is required for each item, and how will votes be counted?

A. Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

    Proposal 1: Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his or her election, the director must tender a resignation from our board. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept the resignation or other action should be taken. We will publicly disclose our board’s decision and its reasoning with regard to the tendered resignation.

    Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers. The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” on this proposal, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

    Proposal 3: Approval of an amendment to our Charter to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. The Charter amendment and resulting increase in number of authorized shares presented in Proposal No. 3 requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the amendment. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm may vote your shares or leave them unvoted resulting in a broker non-vote. If you vote to “abstain” on this proposal, or if your bank or brokerage firm abstains in the form of a “broker non-vote,” your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

    Proposal 4: Ratification of the appointment of our independent registered public accounting firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm may vote your shares or leave them unvoted resulting in a broker non-vote. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” on this proposal, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Q. Who will count the votes?	A. The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Q. Will my vote be kept confidential?

A. Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q. How does the board of directors recommend that I vote on the proposals?

A. Our board of directors recommends that you vote:

FOR the election of each of the seven nominees to serve on our board of directors, each for a one-year term;

FOR the approval of the compensation of our named executive officers;

FOR the approval of the amendment to our Charter to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Q. Will any other matters be voted on at this meeting?

A. We do not know of any other matters that may come before the meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2021 annual meeting?” below.

Q. Where can I find the voting results?	A. We expect to report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days of the date of our annual meeting.

Q. How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2021 annual meeting?

A. In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2021 annual meeting of stockholders, we must receive your proposal, addressed to Seth A. Tasker, Senior Vice President, Chief Business Officer and Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138, no later than [ ], 2020.

     In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on March 19, 2021, nor earlier than the close of business on February 17, 2021. If the date of our 2021 annual meeting of stockholders is before May 18, 2021 or after August 26, 2021, we must receive such proposals not earlier than the close of business on the 120th day prior to the 2021 annual meeting of stockholders nor later than the 10th day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Tasker at the address provided above.

Q. Who will bear the costs of soliciting these proxies?

A. We will bear the costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse brokers, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q. How can I obtain an Annual Report on Form 10-K?

A. Our annual report on Form 10-K for the fiscal year ended December 31, 2019 is available on our website at www.infi.com. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Jayne Kauffman, Senior Executive Coordinator, at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

Q. Whom should I contact if I have any questions?

A. If you have any questions about the annual meeting or your ownership of our common stock, please contact our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1336; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 1, 2020 by:

•	stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and nominees for director named in this proxy statement;

•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options, Warrants and Other Rights Acquirable Within 60 Days (2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (3)
5% Stockholders
Biotechnology Value Fund, L.P. (4)	17,426,968		—		17,426,968	30.34%

Directors
Adelene Q. Perkins (5)	809,637		2,864,627		3,674,264	6.09%
Samuel Agresta, M.D., M.P.H.	10,593		106,683		117,276	*
David Beier, J.D.	5,714		70,000		75,714	*
Jeffrey Berkowitz, J.D.	85,238		175,000		260,238	*
Anthony B. Evnin, Ph.D.	143,138		178,500		321,638	*
Richard Gaynor	—		7,500		7,500	*
Michael Kauffman, M.D., Ph.D.	—		90,000		90,000	*
Norman C. Selby	10,000		263,000		273,000	*
Michael C. Venuti, Ph.D.	50,000		219,000		269,000	*

Other Named Executive Officers
Lawrence E. Bloch, M.D., J.D. (6)	758,308		1,507,683		2,265,991	3.84%
Jeffery Kutok, M.D., Ph.D. (7)	88,120		674,419		762,539	1.31%
All directors and executive officers as a group (12 persons)	2,074,023		6,767,810		8,841,833	13.77%

*	Represents holdings of less than 1%.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138.
(2)

The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire by May 31, 2020, through the exercise of any stock option, warrant or other right.

(3)

Percentage of beneficial ownership is based on 57,433,598 shares of our common stock outstanding as of April 1, 2020. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of April 1, 2020, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group.

(4)

For information regarding Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), BVF Partners OS Ltd. (“Partners OS”), BVF Partners L.P. (“Partners”), BVF Inc. and Mark N. Lampert (collectively, the “Reporting Persons”), we have relied on the Schedule13D/A filed jointly by the Reporting Persons on January 10, 2020. Each of the Reporting Persons disclaims beneficial ownership of the shares of our common stock reported in the Schedule 13D/A except to the extent of his or its pecuniary interest therein. BVF directly owns 8,485,575 shares of our common stock, BVF2 directly owns 6,631,136 shares of our common stock, Trading Fund OS directly owns 1,254,993 shares of our common stock, and Partners Managed Account (“PMA”) held 1,055,264 shares of our common stock. Partners, BVF Inc., and Mr. Lampert may be deemed to beneficially own the shares of our common stock owned directly by BVF, BVF2, Trading Fund OS, and PMA, or 17,426,968 shares in total, and Partners OS also may be deemed to beneficially own the shares of our common stock owned directly by Trading Fund OS. Each of the Reporting Persons reports that it has shared voting and dispositive power with respect to the number of shares that it beneficially owns. The address of the principal business office of Partners, BVF Inc., Mr. Lampert, BVF, and BVF2 is 1 Sansome Street, 30th Floor, San Francisco, CA 94104. The address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	Includes approximately 16,447 shares of common stock held in Ms. Perkins’ 401(k) Plan account.
(6)	Includes approximately 12,495 shares of common stock held in Dr. Bloch’s 401(k) Plan account.
(7)	Dr. Kutok ceased to be an executive officer on March 31, 2020. Includes approximately 10,744 shares of common stock held in Dr. Kutok’s 401(k) Plan account.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. With the appointment of Richard Gaynor, M.D., to the board effective as of March 16, 2020, the board of directors set the number of directors at nine. However, this number will be reduced to seven at our 2020 annual meeting of stockholders following the retirement of Jeffrey Berkowitz, J.D., and Michael Kauffman, M.D., from our board effective as of June 16, 2020. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Beier and Selby; Drs. Agresta, Evnin, Gaynor, and Venuti; and Ms. Perkins as directors to serve until our 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors. Assuming all nominees are elected, our board of directors will consist of seven members immediately following our 2020 annual meeting. In accordance with our bylaws, any vacancy on our board of directors can be filled by the majority vote of the members of our board of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.

All registered trademarks used in the biographical information below are the property of their respective owners.

Samuel Agresta, M.D., M.P.H., age 47, has served as a member of our board of directors since October 16, 2019, and previously served as our Senior Vice President, Chief Medical Officer from August 2018 to September 2019. Dr. Agresta has served as Chief Medical Officer at Foghorn Therapeutics, a private pharmaceutical company, since October 2019. Prior to joining Infinity, Dr. Agresta held several positions at Agios Pharmaceuticals, Inc., or Agios, a publicly traded biopharmaceuticals company, from 2011 to July 2018, most recently serving as Vice President and Head of Clinical Development since 2013. In this capacity he oversaw the development and approval of enasidenib and ivosidenib for the treatment of patients with acute myeloid leukemia that harbor isocitrate dehydrogenase mutations. Before joining Agios, Dr. Agresta held positions of responsibility in oncology clinical development at Merrimack Pharmaceuticals and Genentech, Inc., both publicly traded pharmaceuticals companies. Prior to his industry experience, Dr. Agresta served on the oncology faculty at the H. Lee Moffitt Cancer Center and Research Institute where he specialized in adolescent sarcoma care and participated in numerous industry trials. Dr. Agresta received his medical degree, internal medicine training, and served as chief resident at Tulane University School of Medicine in New Orleans. While in medical school, he also received a master’s degree in public health and tropical medicine from Tulane University School of Public Health. He completed his medical oncology fellowship at the University of South Florida and Moffitt Cancer Center and received a master’s degree in clinical investigation from the University of South Florida.

David Beier, J.D., age 71, has served as a member of our board of directors since April 1, 2018. Mr. Beier has served as a Managing Director of Bay City Capital, a life sciences investment firm, since February 2013. Further, he was on the senior management teams of Amgen Inc. from December 2003 to January 2013, where he most recently held the position of senior vice president, global policy, and Genentech, Inc., a member of the Roche Group, from April 1989 to April 1998, where he most recently held the position of vice president, government affairs. Mr. Beier served in the White House from April 1998 to January 2001 as the Chief Domestic Policy Advisor to Vice President Al Gore during the Clinton Administration. President Clinton appointed him to an Institute of Medicine panel on the Future of Health and Human Services and as an advisor to the President’s Council of Advisors on Science and Technology. Mr. Beier was also formerly a partner in the international law firm Hogan and Hartson, now Hogan Lovells, from April 2001 to December 2003 and was counsel to the U.S. House of Representatives Committee on the Judiciary from April 1979 to April 1989. Since June 2014, Mr. Beier has served as an appointee of then-Governor Brown on the California State Government Organization and the Economy Commission as a Fellow of the Center for Global Enterprise, a position to which he was first appointed by then-Governor Brown, and has been a committee member of the National Academy of Sciences panel on genome editing since 2015. Mr. Beier has served on the board of directors at Arcus Biosciences, a publicly traded biotechnology company, since January 2018; University of California, San Francisco, Benioff Children’s Hospitals since 2014; and the California Life Sciences Association, a life sciences advocacy and business leadership organization, since August 2017. He received his J.D. from Albany Law School at Union University and his B.A. in history from Colgate University. A globally recognized leader in health care policy, pricing, intellectual property, government affairs, regulatory affairs, health care economics, and product commercialization, we believe that Mr. Beier is qualified to serve on our board of directors.

Anthony B. Evnin, Ph.D., age 79, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc., from June 2001 until the time of its merger with our predecessor company in September 2006. Since 1975, Dr. Evnin has served as a Partner of Venrock, a venture capital firm. Dr. Evnin serves as a member of the board of directors of AVEO Pharmaceuticals, Inc., a publicly traded biopharmaceutical company; of Cantel Medical Corporation, a publicly traded medical equipment company; and of Bridge Medicines LLC and Redpin Therapeutics, Inc., both privately held biopharmaceutical companies. Dr. Evnin is also a Trustee Emeritus of The Rockefeller University, a Trustee of The Jackson Laboratory, a Trustee Emeritus of Princeton University, a member of the boards of Overseers and Managers of Memorial Sloan Kettering Cancer Center, a member of the board of directors of the New York Genome Center, and a member of the board of directors of the Albert and Mary Lasker Foundation. Dr. Evnin previously served as a member of the board of directors of Constellation Pharmaceuticals, Inc., and Juno Therapeutics, Inc., both publicly traded biopharmaceuticals companies, until January 2020 and March 2018, respectively. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology, or MIT. We believe Dr. Evnin’s qualifications to serve on our board of directors include his substantial experience as an investor in, and director of, numerous biopharmaceutical companies as well as his expertise in corporate strategy.

Richard Gaynor, M.D., age 70, has served as a member of our board of directors since March 16, 2020. Dr. Gaynor has served as the President of Research and Development for Neon Therapeutics, a public biotechnology company developing novel neoantigen-targeted T cell therapies, since November 2016. Prior to his tenure at Neon Therapeutics, Dr. Gaynor spent 15 years in a series of senior roles at Lilly Oncology, most recently as Senior Vice President Clinical Development and Medical Affairs, where he chaired the Lilly Oncology Research and Development Committee and helped oversee a variety of collaborations, including with Bristol-Myers Squibb, Merck, AstraZeneca and GE. Prior to that role, Dr. Gaynor also led preclinical and early clinical oncology research at Eli Lilly. Dr. Gaynor began his career in academia, spending nine years on the faculty at University of California, Los Angeles School of Medicine, followed by eleven years on the faculty at the University of Texas Southwestern Medical School, including time serving as the chief of hematology-oncology and director of the Simmons Cancer Center. He holds an M.D. from the University of Texas Southwestern Medical School and, following his residency in internal medicine there, he completed fellowship training in hematology-oncology at the University of California, Los Angeles, School of Medicine. He is the

author of nearly 150 publications and participates on numerous advisory boards and committees, including the American Association of Cancer Research, the Stand Up To Cancer scientific advisory committee, and the Damon Runyon Cancer Research Foundation. Dr. Gaynor has served on the board of directors of Alkermes plc., a publicly traded pharmaceutical company specializing in neuroscience and oncology, since September 2019. We believe Dr. Gaynor qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry and as a thought leader in academia.

Adelene Q. Perkins, age 60, has served as a member of our board of directors since January 2010, including as Chair of our board of directors since November 2012, and as our Chief Executive Officer since January 2010. She has also served as our President and Chief Executive Officer from January 2010 to January 2017, as our President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc., from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit, and from 1985 to 1992 held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins has served on the board of directors for the Biotechnology Industry Organization since 2012; the Bruker Corporation, a publicly traded manufacturer of analytic instruments, since 2017; Massachusetts General Hospital since 2017; the Massachusetts Biotechnology Council, a not-for-profit organization, since 2014; and Project Hope, a not-for-profit social services company, since 2013. Ms. Perkins served on the board of Padlock Therapeutics, a privately held biotechnology company, from 2015 to 2016 and was treasurer of the Massachusetts Life Sciences Center from 2014 to 2016. Ms. Perkins received a B.S. in chemical engineering from Villanova University and an M.B.A. from Harvard Business School, or HBS. We believe Ms. Perkins’ qualifications to serve on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.

Norman C. Selby, age 68, has served as a member of our board of directors since March 2012. Mr. Selby has spent over 35 years in the healthcare industry in various consulting, managerial, investor, and board roles. Currently, his primary focus is on two healthcare companies he helped found: Paige.AI, an artificial intelligence company focused on computational pathology where he has been a board member since May 2017, and Real Endpoints, LLC, a private healthcare information and analytics company where has been a board member since October 2010. Prior to his role at Real Endpoints, Mr. Selby served as President and Chief Executive Officer of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2001 until it was acquired by Johnson & Johnson in April 2005. Prior to TransForm Pharmaceuticals, Mr. Selby was an Executive Vice President at Citigroup/Citicorp from 1997 to 2000. Mr. Selby spent the bulk of his career, from 1978 to 1997, at McKinsey & Company where he was Director (Senior Partner) in the firm’s New York office. He held several leadership roles at McKinsey, including head of the firm’s Global Pharmaceuticals and Medical Products Practice. From 1987 to 1989, Mr. Selby took a leave of absence from McKinsey to serve as Chief Operating Officer of the New York Blood Center, the largest community blood organization in the country, where he led its financial and operational turnaround. Mr. Selby has served as a member of the board of directors of the following privately held companies: Real Endpoints LLC, since October 2010; Oppilan Pharma Ltd., a biotechnology company, since October 2016; Paige.AI since May 2017; and Escalier Biosciences, a private biotechnology company, since February 2017. Mr. Selby previously served as a director of Merz GmbH, a specialty pharmaceutical company, until July 2017; Metamark Genetics, a privately held life science diagnostic company, until September 2016; and Physicians Interactive Holdings, Inc., a provider of online and mobile clinical resources and solutions, from October 2008 to July 2013. Mr. Selby serves on the Board of Trustees of the Central Park Conservancy and the Memorial Sloan Kettering Cancer Center, and is a member of the Council on Foreign Relations and the advisory board of HBS’s Healthcare Initiative. Mr. Selby holds a B.A. in architecture from Yale College and an M.B.A. with Distinction from HBS. We believe Mr. Selby’s qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, and his expertise in corporate strategy, finance, and commercialization of biopharmaceutical products.

Michael C. Venuti, Ph.D., age 66, has served as a member of our board of directors and the board of directors of our predecessor company since May 2003. Prior to becoming a scientific consultant in January 2014, Dr. Venuti served as the Chief Scientific Officer of NeuroTherapeutics Pharma, Inc., a privately held biopharmaceutical company, from July 2011 to March 2013. Prior to NeuroTherapeutics, Dr. Venuti served as President, Chief Executive Officer and a director of iPierian, Inc., a privately held biopharmaceutical company, between July 2010 and April 2011 after joining iPierian as President and Chief Scientific Officer in February 2010. Dr. Venuti was Chief Executive Officer and Director of BioSeek, Inc., a privately held drug discovery company, from November 2007 to February 2010. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of our predecessor company prior to its merger with Infinity Discovery Inc. in September 2006, and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti received an A.B. in chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from MIT. We believe Dr. Venuti’s qualifications to serve on our board of directors include his experience and scientific expertise in running research and development operations to drive strategic and business development goals at biotechnology and larger life sciences companies.

Our board of directors recommends that you vote “FOR” the election of each of the director nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Infinity and our stockholders.

Corporate Governance Guidelines; Code of Conduct and Ethics

Our Corporate Governance Guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program; and

•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.

In addition, our Corporate Governance Guidelines set forth our policy that directors should attend annual stockholder meetings. Of our then-serving directors, all attended our 2019 annual meeting of stockholders.

We have also adopted a written Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. In addition to our having posted a copy of the code on our website, we intend to post on our website all disclosures that are required by law or the Nasdaq Stock Market listing standards concerning any amendments to, or waivers of, our code.

Determination of Independence

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Beier, Berkowitz, or Selby, or Drs. Evnin, Gaynor, Kauffman, or Venuti has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board similarly determined that Mr. Ian Smith was an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules prior to his retirement from the board on January 27, 2019. Further, our board of directors has determined (i) that Messrs. Berkowitz and Selby and Dr. Evnin, who comprise our Audit Committee, each satisfy the independence standards for the Audit Committee established by the SEC, including Rule 10A-3, and the Nasdaq Marketplace Rules; (ii) Dr. Venuti and Messrs. Selby and Berkowitz, who comprise our Compensation Committee, each satisfy the independence standards for the Compensation Committee established by the SEC, including Rule 10A-3, and the Nasdaq Marketplace Rules; and (iii) Mr. Beier and Drs. Evnin and Kauffman, who comprise our Nominating and Corporate Governance Committee, each satisfy the independence standards for the Nominating and Corporate Governance Committee established by the SEC and the Nasdaq Marketplace Rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Infinity, including each of the transactions described below in “Transactions with Related Persons,” and all other facts and circumstances our board of directors deemed relevant in determining independence.

Director Candidates: Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee of our board applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee, and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board. Dr. Gaynor was known to members of our management team and was identified as a potential candidate for our board of directors as a result of a process conducted internally in consultation with our Nominating and Corporate Governance Committee and other members of our board of directors. Dr. Gaynor was appointed to our board of directors on March 16, 2020.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2021 annual meeting?” above.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Mr. Selby, as our current Lead Independent Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, MA 02138, or by email to contactboard@infi.com.

Board and Committee Meetings

Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of our company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. The board reviews corporate objectives and strategies and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board of directors met thirteen times during our 2019 fiscal year, including by telephone conference, and acted by unanimous written consent in lieu of a meeting three times during our 2019 fiscal year. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he or she served, with the exception of Dr. Kauffman who attended 54% of the total number of meetings of the board of directors and the committees on which he served.

Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. The Compensation

Committee and Audit Committee must review the appropriateness of its charter at least annually, and the Nominating and Corporate Governance Committee and Research and Development Committee must review the appropriateness of its charter from time to time, as the committee members deem appropriate. Each committee must also perform a self-evaluation at least annually. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent, non-employee directors. Current committee memberships are shown in the table below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee

Samuel Agresta, M.D., M.P.H.

David Beier, J.D.

Jeffrey Berkowitz

Anthony B. Evnin, Ph.D.

Richard Gaynor, M.D.

Michael Kauffman, M.D., Ph.D.

Adelene Q. Perkins

Norman C. Selby †

Michael C. Venuti, Ph.D.

† Lead Independent Director	Chair of the Board	Committee Chair	Committee Member

Board Leadership Structure

Our Corporate Governance Guidelines provide the board with flexibility to determine the appropriate leadership structure for the board and the company, including but not limited to whether it is appropriate to separate the roles of Chair of the board and Chief Executive Officer. In making these determinations, the board considers numerous factors, including the specific needs and strategic direction of the company and the size and membership of the board at the time. The board believes that combining the roles of Chief Executive Officer and Chair of our board of directors is in the best interests of the company and stockholders. As our Chief Executive Officer and Chair of the board, Ms. Perkins is responsible for setting the strategic direction for our company and for day-to-day leadership and performance of our company, as well as setting the agenda for board meetings, and presiding over meetings of the full board. Because Ms. Perkins is an employee and is therefore not “independent,” our board of directors has appointed Mr. Selby as Lead Independent Director to preside at all executive sessions of the board. The Nominating and Corporate Governance Committee evaluates our board leadership structure from time to time and may recommend alterations of this structure in the future.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee Report required by SEC rules (which is included beginning on page 20 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee charter is available on our website, www.infi.com.

The current members of the Audit Committee are Dr. Evnin (Chair) and Messrs. Selby and Berkowitz. Our board of directors has determined that Dr. Evnin is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that each of these members is independent as such term is defined under the applicable rules of the Nasdaq Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held four meetings during our 2019 fiscal year. See “Audit Committee Report” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management, and recommending to the board the Compensation Discussion and Analysis (which is included beginning on page 26 of this proxy statement); and

•	preparing the Compensation Committee Report, to the extent required by SEC rules.

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. Our Compensation Committee has directly engaged Radford, an Aon Hewitt company, or Radford, as compensation consultant to provide the Compensation Committee with peer group and market information to enable the Compensation Committee to confirm that our executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. In addition to the services it provides to the Compensation Committee, Radford also provides other services to the company including a subscription to an annual compensation survey as well as general advice and analysis related to our non-executive compensation programs. Our Compensation Committee considered all of the “independence” factors listed in Rule 10C-1(b)(4) of the Exchange Act and determined that Radford does not have a conflict of interest that will influence the advice provided by Radford to the company regarding executive compensation. These factors include the following: the fact that the fees paid by the company to Radford in fiscal year 2019 totaled less than $120,000; the existence and effectiveness of Radford’s consulting protocols and procedures; the lack of business or personal relationships between Radford and the Compensation Committee members and our executive officers; and the fact that Radford does not own any of our stock.

Our board has delegated authority to Ms. Perkins to grant stock options to employees of the company under the 2019 Equity Incentive Plan subject to the following conditions: (i) such options shall be on the terms set forth in the company’s standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose); (ii) any such options shall, to the maximum extent permitted by applicable federal tax laws, be granted as incentive stock options; (iii) the exercise price of such options shall be equal to the closing price of the company’s common stock on the date of grant; and (iv) she is not authorized (a) to grant options to herself, or to any other executive officer of the company, or to any person that the board or the Compensation Committee may from time to time designate in writing; (b) to grant in the aggregate options with respect to more than 300,000 shares of common stock in any calendar quarter; or (c) to grant to any person, in any one calendar year, options with respect to more than 100,000 shares of common stock. Ms. Perkins maintains a list of the options granted pursuant to this delegated authority and reports to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.

The Compensation Committee charter is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in determining executive compensation. The current members of the Compensation Committee are Messrs. Selby (Chair) and Berkowitz and Dr. Venuti. Our board has determined that each of these members is independent as defined under the applicable Nasdaq rules and as contemplated by applicable Exchange Act rules. The Compensation Committee held four meetings during our 2019 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending corporate governance principles to the board; and

•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Mr. Beier (chair), and Drs. Evnin and Kauffman, each of whom our board of directors has determined to be independent as defined under the applicable Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings during our 2019 fiscal year.

Board’s Role in Risk Oversight

Our board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company to enable it to understand our risk identification, management and mitigation strategies. When a committee receives such a report, the chair of the relevant committee summarizes such report for the full board during the next board meeting. This process enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee is responsible for discussing our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

We and the Compensation Committee have reviewed the compensation policies and practices for all of our employees (whom we call citizen-owners) and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business. In reaching this conclusion, we and the Compensation Committee considered various factors, including the following:

•

the establishment of base salaries consistent with our executive officers’ responsibilities and market comparables to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•

the evaluation of company performance (which drives the amount of cash available under our annual contingent cash compensation program, as described in more detail in the section entitled “Compensation Discussion and Analysis,” below) based on a variety of long- and short-term objectives with the weighting spread across multiple objectives, thus diversifying the risk associated with any single indicator of performance; and

•

the discretion available to our Compensation Committee not to apply fixed formulae in assessing our company performance, thus enabling the Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Availability of Corporate Governance Materials

You can access the current charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Conduct and Ethics at www.infi.com or by contacting our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2019 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities Exchange Commission.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding an independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

By the Audit Committee of the Board of Directors,

Anthony B. Evnin, Ph.D. (Chair)

Jeffrey Berkowitz

Norman C. Selby

Audit Fees

The following table summarizes the fees of Ernst & Young LLP billed to us for each of the last two fiscal years:

	Fiscal Year ended December 31,
Fee Category	2019	2018
Audit Fees(1)	$971,829	$628,927
Audit-Related Fees(2)	—	—
All Other Fees(3)	1,995	2,000
Tax Fees(4)	73,990	36,929

Total Fees	$1,047,814	$667,856

(1)

Consists of fees billed or expected to be billed for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of comfort letters and registration statements, accounting and consultation on matters addressed during the audit or interim reviews, including consultation regarding licensing activities, and other professional services provided.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Other fees consist of fees for a subscription to an online database managed by Ernst & Young LLP.
(4)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns, analysis related to state and federal tax incentive awards and section 382 of the Internal Revenue Code of 1986, as amended, and compliance services related to foreign value added tax.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During our 2019 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

No director who is an employee of our company receives compensation for his or her service as a director.

The following table details the total compensation earned by our non-employee directors during our 2019 fiscal year. Dr. Gaynor was elected to the board of directors on March 16, 2020 and received no compensation in 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Samuel Agresta, M.D., M.P.H.(4)	30,938	—	52,416	373,699	457,053
David Beier, J.D.(5)	49,500	—	36,906	—	86,406
Jeffrey Berkowitz, J.D.(6)	59,500	—	36,906	—	96,406
Anthony B. Evnin, Ph.D.(7)	72,000	—	36,906	—	108,906
Michael Kauffman, M.D., Ph.D.(8)	57,000	—	36,906	—	93,906
Norman C. Selby(9)	97,000	—	49,208	—	146,208
Ian Smith(10)	—	—	—	—	—
Michael C. Venuti, Ph.D.(11)	59,500	—	36,906		96,406

(1)

Pursuant to a board compensation program in which directors have the option to settle all or a portion of their cash retainer for annual board service in shares of the company’s common stock, Mr. Berkowitz and Dr. Evnin elected to receive in lieu of cash approximately $42,000 and $21,000, respectively, worth of shares of common stock, which were issued on June 13, 2019.

(2)	The amounts in this column reflect the aggregate grant date fair value of option awards made to such individual.
(3)

The amounts in this column reflect all other compensation paid to such individual. For Dr. Agresta, this total represents the following compensation earned as the company’s Chief Medical Officer: (a) base salary of $303,131, (b) an option granted on January 4, 2019 that had a grant-date fair value of $61,707, and (c) $8,861, representing the sum of (i) life insurance premiums paid on behalf of Dr. Agresta and (ii) the amount contributed to Dr. Agresta’s 401(k) account as a matching contribution. Dr. Agresta resigned his position as the company’s Chief Medical Officer effective September 13, 2019 and was elected to the board effective October 16, 2019.

(4)

Upon joining the board, Dr. Agresta was granted an option award on October 16, 2019 that had a grant-date fair value of $52,416. As of December 31, 2019, Dr. Agresta held options to purchase 151,683 shares of our common stock.

(5)	On June 13, 2019, Mr. Beier was granted an option award that had a grant-date fair value of $36,906. As of December 31, 2019, Mr. Beier held options to purchase 57,500 shares of our common stock.
(6)

On June 13, 2019, Mr. Berkowitz was granted an option award that had a grant-date fair value of $36,906. As of December 31, 2019, Mr. Berkowitz held options to purchase 167,500 shares of our common stock.

(7)	On June 13, 2019, Dr. Evnin was granted an option award that had grant date fair value of $36,906. As of December 31, 2019, Dr. Evnin held options to purchase 171,000 shares of our common stock.
(8)

On June 13, 2019, Dr. Kauffman was granted an option award that had a grant-date fair value of $36,906. As of December 31, 2019, Dr. Kauffman held options to purchase 82,500 shares of our common stock.

(9)	On June 13, 2019, Mr. Selby was granted an option award that had a grant-date fair value of $49,208. As of December 31, 2019, Mr. Selby held options to purchase 253,000 shares of our common stock.
(10)	Mr. Smith retired from the board of directors on January 27, 2019, and received no compensation from us in 2019 prior to his retirement.
(11)

One June 13, 2019, Dr. Venuti was granted an option awards that had grant-date fair value of $36,906. As of December 31, 2019, Dr. Venuti held options to purchase an aggregate of 220,875 shares of our common stock.

The following is a summary of the standard compensation of our non-employee directors as of December 31, 2019:

•	a $42,000 annual retainer for service as a non-executive chair of our board of directors;

•	a $40,000 annual retainer for service as a director;

•	a $30,000 annual retainer for service as lead independent director;

•	a $20,000 annual retainer for service as chair of the Audit Committee;

•	a $15,000 annual retainer for service as chair of the Compensation Committee;

•	a $10,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	a $10,000 annual retainer for service as chair of the Research and Development Committee;

•	a $10,000 annual retainer for service as a non-chairing member of the Audit Committee;

•	a $7,500 annual retainer for service as a non-chairing member of a committee of the board other than the Audit Committee.

Directors may elect to receive some or all of their annual cash retainer for service on our board, but not for committee service, in shares of common stock of our company.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

In addition to the cash compensation discussed above, each non-employee director automatically receives nonstatutory stock options under our 2019 Equity Incentive Plan, as follows:

•	upon commencement of service on the board, each new non-employee director receives a nonstatutory stock option to purchase 60,000 shares of our common stock; and

•

on the date of each annual meeting of stockholders, each then-continuing non-employee director receives a nonstatutory stock option to purchase 30,000 shares of our common stock, provided that such director was serving as a director of the company on the last day of the immediately preceding calendar year.

In addition to the awards listed above, each non-employee director who serves in the following positions receives a nonstatutory stock option to purchase shares of our common stock in the amount indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter:

Position	Stock Option Grant
Non-Executive Chair of the Board of Directors	12,000 shares
Lead Independent Director	10,000 shares

Each of these stock options has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a ten-year term, subject to earlier termination following cessation of board service by the holder of the option. Grants made to board members vest in equal quarterly installments beginning at the end of the first calendar quarter after the grant date, provided that the board member continues to serve as director and in the position for which the grant was made. Grants made in connection with the commencement of services vest over a period of two years (one-eighth each quarter), while grants made in connection with the annual meeting of stockholders vest over a period of one year (one-fourth each quarter). These options immediately vest in full upon certain changes in control or ownership or upon death or disability of the option holder while serving as a director.

Following the resignation of Mr. Smith from our Board in January 2019, in recognition of his over ten years of service to the Company, our Board determined to extend the exercise period of certain stock option grants to the second anniversary of Mr. Smith’s resignation from the Board. The option grants subject to extension represent options to purchase up to 82,000 shares. The remaining options to purchase up to 119,750 shares of common stock were not extended.

TRANSACTIONS WITH RELATED PERSONS

Agreements Related to Biotechnology Value Fund, L.P.

On January 8, 2020, or the BVF Closing Date, we entered into a funding agreement, or the BVF Funding Agreement, with BVF Partners L.P., or BVF, and Royalty Security, LLC, a wholly owned subsidiary of BVF, or the Buyer. The BVF Funding Agreement provides for the acquisition by the Buyer of our interest in all royalty payments based on worldwide annual net sales of patidegib (such compound known as the BVF Licensed Product), less those royalty payments related to patidegib owed to third parties including Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited, which we refer to as Trailing Mundipharma Royalties. We refer to all BVF Licensed Product royalties owed to us less Trailing Mundipharma Royalties as the Royalty or Royalties. Such Royalties are owed to us pursuant to the license agreement entered into by us and PellePharm, Inc., or PellePharm, and dated as of June 28, 2013, which we refer to as the PellePharm Agreement. The Buyer and BVF are affiliates of Biotechnology Value Fund, L.P., which beneficially owns approximately 30% of our common stock and is considered our affiliate.

Pursuant to the BVF Funding Agreement, we received $20.0 million, or the Upfront Purchase Price, less certain transaction expenses. We transferred to the Buyer (i) the Royalty, (ii) the PellePharm Agreement (subject to our rights to milestone payments and rights to equity in PellePharm under the PellePharm Agreement), and (iii) certain patent rights established in the BVF Funding Agreement, with (i), (ii), and (iii) together referred to as Transferred Assets. We preserved our rights under the PellePharm Agreement to receive potential regulatory, commercial, and success-based milestone payments. In addition to the Upfront Purchase Price, we will also be entitled to receive a $5.0 million milestone payment, or Milestone Payment, from the Buyer based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin’s Syndrome.

Pursuant to the BVF Funding Agreement, we and Buyer executed and delivered an escrow agreement under which the parties established an escrow account, referred to as the Escrow Account, to be managed by an escrow agent chosen by mutual agreement of the parties, or the Escrow Agent. All amounts owed by PellePharm to us under the PellePharm Agreement are required to be deposited into the Escrow Account. Amounts paid into the Escrow Account by PellePharm that correspond to Royalties will be paid by the Escrow Agent to the Buyer. Amounts paid into the Escrow Account by PellePharm that do not correspond to Royalties, including Trailing Mundipharma Royalties and milestone amounts payable by PellePharm under the PellePharm Agreement, will be paid by the Escrow Agent to us. We will not be independently obligated for the Royalties owed to Buyer under the PellePharm Agreement and have no liability for non-payment of the Royalties under the PellePharm Agreement as a result of the insolvency, bankruptcy, inability to pay, or other credit event of PellePharm.

On January 27, 2020, the Company entered into a novation and amendment agreement, or the Novation and Amendment Agreement, with BVF, the Buyer, and Royalty Security Holdings, LLC, an entity wholly owned by the BVF-related entities that funded the initial advance under the Funding Agreement, or Holdco. The Novation and Amendment Agreement amended the Funding Agreement by substituting Holdco in the place of BVF under the Funding Agreement, with Holdco assuming all rights and obligations of BVF under, arising out of or in connection with the Funding Agreement and agreeing to be bound in all respects in place of BVF under the Funding Agreement. Pursuant to the Novation and Amendment Agreement, BVF, as the manager of Holdco, agreed to guarantee the payment and performance by Holdco of its obligations under the Funding Agreement.

Option to Repurchase Royalty Rights

Upon or after anytime at which our common stock achieves a 20-day volume-weighted average price on the Nasdaq Global Select Market equal to or greater than $5.00 per share (adjusted for any stock splits, reverse splits, or similar arrangements), or the Purchase Threshold, we have an option to purchase from Holdco 100% of the outstanding equity interests of the Buyer, or the Option. To exercise the Option, we must deliver to Holdco (a) notice (or the Option Notice, with the date on which delivery of the Option Notice is given, the Option Notice

Date) of our election to do so prior to the earliest to occur of: (i) the occurrence of certain trigger events identified in the BVF Funding Agreement, including a material failure by us to perform certain covenants, a failure by us to cause the BVF Funding Agreement and related agreements to remain in full force and effect, a deficiency in any security interest purported to be created by the BVF Funding Agreement resulting from an act or omission by us, or another insolvency event of our company (upon the expiration of any applicable cure period) (each, a Trigger Event), (ii) the third anniversary of the BVF Closing Date, or (iii) the date immediately prior to a change of control of our company (together, the Option Expiration Date), and (b) within ten (10) business days after the Option Notice is deemed delivered to Holdco (the Repurchase Date), an amount equal to the Upfront Purchase Price plus the Milestone Payment, if and when paid to us, plus the Option Premium, defined below, less the aggregate amount of all Royalty payments received by Buyer as of the Option Exercise Date. The exercise of the Option may only occur if our common stock maintains a 20-day volume-weighted average price on Nasdaq of $5.00 per share (adjusted for any stock splits, reverse splits, or similar arrangements) on each trading day between the Option Notice Date and the Repurchase Date. Option Premium means an amount accruing daily on (x) the Upfront Purchase Price plus the Milestone Payment, if and when paid to us, as of such date of payment, less (y) the aggregate amount of all Royalty payments received by Buyer as of such day, at a rate of 10% per annum, compounded quarterly. For purposes of calculating the Option Premium, in the event of a Trigger Event, the rate of accrual following the occurrence of such Trigger Event shall be increased to 20% per annum.

Potential Future Warrants

The BVF Funding Agreement provides that, for so long as we have not exercised the Option, (a) if, during the 36-month period following the BVF Closing Date, we issue and sell in the aggregate more than 8,554,345 shares of our common stock (including options, warrants, convertible stock, convertible debt and other common-stock equivalents), known as the Warrant Threshold, and (b) any shares are issued in excess of the Warrant Threshold with consideration to us of less than $3.75 per share (as adjusted for any stock splits, reverse stock splits or other similar recapitalization events) (the Threshold Price), then we are obligated to issue to BVF warrants to purchase a number of shares of our common stock equal to 50% of the number of shares of our common stock issued and sold by us in excess of the Warrant Threshold below the Threshold Price, with any such Warrants having an exercise price equal to 1.5 times the price per share of such shares issued in excess of the Warrant Threshold. Pursuant to the Novation and Amendment Agreement, the form of such warrant was amended and restated to clarify that BVF may not exercise such warrant if the exercise price would be at a discount in accordance with applicable Nasdaq Stock Market rules, absent approval of the Company’s stockholders. To the extent that BVF seeks to exercise such a discounted warrant more than six months after the initial issuance and the Company is unable to deliver any portion of the underlying shares due to the limitations imposed by Nasdaq, then the Company must pay BVF an amount equal to the number of shares that cannot be delivered, calculated on a cashless exercise basis, multiplied by the fair market value of a share of the Company’s common stock, in each case, calculated in accordance with the terms of the warrant.

Certain issuances of our common stock are excluded from the calculation of the Warrant Threshold, including the grant, exercise, or vesting of options or awards granted pursuant to our stock incentive plans or stock purchase plans. Once the Warrant Threshold has been met, the requirement to issue warrants does not apply to certain issuances of our common stock, including the grant, exercise, or vesting of options or awards granted pursuant to our stock incentive plans or stock purchase plans and, subject to certain limitations, the issuance of shares of common stock in connection with a transaction with an unaffiliated third party that includes a debt financing or a bona fide commercial relationship or any acquisition of assets, merger with, or acquisition of another entity.

Additional Customary Terms

The BVF Funding Agreement contains other customary terms and conditions, including representations and warranties, conditions precedent, indemnities and covenants, including covenants that, among other things, require us to provide certain information to the Buyer with respect to the PellePharm Agreement and the BVF Licensed Product and to cooperate with the Buyer, at the Buyer’s expense, to take certain actions under the PellePharm Agreement and otherwise with respect to the BVF Licensed Product to protect the Buyer’s rights to receive the Royalty payments. These covenants are subject to a number of important exceptions and qualifications.

In addition to exercise of the Option, the BVF Funding Agreement may be terminated by mutual written agreement of us and the Buyer.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ending December 31, 2019 were:

•	Adelene Q. Perkins, Chief Executive Officer and Chair of the Board;

•	Lawrence E. Bloch, M.D., J.D., President; and

•	Jeffery Kutok, M.D., Ph.D., former Chief Scientific Officer

Dr. Kutok resigned from the Company effective March 31, 2020.

Executive Summary and Company Background

We are an innovative biopharmaceutical company dedicated to developing novel medicines for people with cancer. We combine proven scientific expertise with a passion for developing novel small molecule drugs that target disease pathways for potential applications in oncology. We are focused on advancing IPI-549, an orally administered, clinical-stage, immuno-oncology product candidate that selectively inhibits the enzyme phosphoinositide-3-kinase-gamma, or PI3K-gamma.

Our compensation program ties a substantial portion of our named executive officers’ overall compensation to company and individual achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	maintaining the strong financial health of the company, including implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

We made significant progress in 2019 and achieved a number of major accomplishments that were considered as part of our 2019 performance evaluation, including the following:

•

Progressed the startup and enrollment of MARIO-275, our ongoing global, randomized, controlled Phase 2 study in collaboration with Bristol-Myers Squibb, or BMS, to evaluate IPI-549 in combination with Opdivo® in platinum-refractory, I/O naïve patients with advanced urothelial cancer.

•

Established a clinical collaboration with Roche/Genentech and initiated MARIO-3, our Phase 2 study to evaluate IPI-549 in novel triple combination front-line therapies with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq® and Avastin® in renal cell cancer (RCC).

•

Initiated a Phase 1b collaboration study with Arcus Biosciences, which is being conducted by Arcus, evaluating a checkpoint-inhibitor free, novel triple-combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) and Doxil® in advanced TNBC patients.

•	Completed enrollment in MARIO-1, the company’s ongoing Phase 1/1b study of IPI-549 as a monotherapy and in combination with Opdivo® in patients with advanced solid tumors.

•

Completed a $20 million non-dilutive asset-backed financing with BVF with sole recourse in potential royalty payments due on future sales of patidegib, a hedgehog pathway inhibitor discovered by Infinity and licensed to PellePharm in 2013. In addition, the company is eligible to receive from BVF an additional $5 million payment upon positive data from PellePharm’s Phase 3 trial in patients with Gorlin Syndrome.

•

Completed a $30 million royalty monetization with HealthCare Royalty Partners for the right to receive certain royalty payments based on worldwide annual net sales of COPIKTRA® (duvelisib), payable by Verastem.

2019 Say-on-Pay Vote

In evaluating our 2019 executive compensation program, the Compensation Committee considered a number of factors as discussed in this Compensation Discussion and Analysis section, including the shareholder advisory, or say-on-pay, vote on our executive compensation taken at our 2019 Annual Meeting of Stockholders, which was approved by approximately 95.95% of the votes cast. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Our Compensation Objectives and Philosophy

Our compensation program is designed to be fair, reasonable, and market competitive, while attracting and retaining qualified and talented executives. The objectives of our compensation program are to:

•	attract, retain and motivate the highest caliber clinical, scientific and business professionals to develop and execute our business plan and achieve our mission;

•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.

By layering in various compensation elements, we are given the flexibility to incentivize and reward top performers based on their performance. The key elements of our compensation program and their underlying philosophy are summarized in the following table:

Compensation Element	Purpose	Features
Base salary	Attracts and retains highly skilled executives.	Fixed compensation element that provides financial stability to the recipient; level set based on a cross section of peer group analysis and the experience, skills, knowledge, contributions and responsibilities required of each of our citizen-owners, including each of our named executive officers.

Compensation Element	Purpose	Features
Annual performance-based cash awards	Ties contingent cash compensation to the achievement of key short- or mid-term strategic corporate goals to promote and reward company and individual success.	Variable compensation element based on annual quantitative and qualitative company and individual goals.

Equity awards	Provides long-term retention incentive and motivates executives to achieve long-term business goals while linking compensation to long-term stockholder return.	Equity grants are typically issued to our executive officers upon commencement of their employment, annually following a review of their individual performance, and in connection with any promotion. Awards are primarily in the form of stock options and typically subject to multi-year vesting schedules contingent upon continued service.

In addition, consistent with our culture of citizen-ownership, other than pursuant to our Executive Severance Benefits Plan described below under the heading “Components of Our Compensation Program and Relationship to Performance—Severance Benefits,” all citizen-owners are eligible for each element of our compensation program, and our executive officers do not receive any material perquisites or other personal benefits above those offered to all citizen-owners.

Determining and Setting Executive Compensation

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. This committee is also responsible for evaluating the company’s performance against its goals, assessing the performance of our executive officers, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.

Compensation decisions by our Compensation Committee are driven primarily by an assessment of company and individual performance against predetermined goals related to the clinical development of IPI-549 and securing and maintaining required financial and human resources, which is appropriate given the stage of development and strategic direction of our company. In determining compensation, we do not believe the application of financial metrics applicable for later stage companies is appropriate, nor do we believe that the failure to apply such formulaic standards creates a misalignment between incentives and creation of stockholder value. We believe the success of our product development programs will be a function of management being responsive to new data while balancing the achievement of short-term objectives with a focus on long-term success.

We intend to regularly assess our annual and long-term incentive compensation programs to determine if we have what we believe to be the appropriate mix of short-, mid- and long-term cash and equity incentives needed to retain and motivate our team in consideration of the strategic direction and risk profile of our company.

Defining and Comparing Compensation to Market Benchmarks

The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

In evaluating the total compensation of our executive officers, our Compensation Committee reaffirmed the peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that was established in consultation with Radford in 2018. This peer group was selected based on a balance of the following criteria:

•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;

•	companies against which we believe we compete for talent; and

•	companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on this analysis, our 2019 peer group was composed of the following 15 companies, all of which were also included in our 2018 peer group, excluding Immune Design Corp., which was acquired by Merck in 2019, and Merrimack Pharmaceuticals, Inc., which ceased ongoing research and development activities in August 2019:

Aduro Biotech Inc. Agenus Inc. Caladrius Biosciences, Inc. Calithera Biosciences, Inc. Celldex Therapeutics, Inc.	ChemoCentryx, Inc. CTI BioPharma Corp. Cytokinetics, Incorporated CytRX Corporation Five Prime Therapeutics, Inc.	Inovio Pharmaceuticals, Inc. NewLink Genetics Corporation Rigel Pharmaceuticals, Inc. Zafgen, Inc. Ziopharm Oncology, Inc.

The peer group for our named executive officers is approved by the Compensation Committee annually. To establish competitive equity awards for all citizen-owners, including our named executive officers, we leveraged the 2018 Radford information in combination with publicly available information provided in the 2019 proxies for our peer group. In addition, we conduct a review at least annually of base salaries for all citizen-owners to determine market competitiveness using data from the Radford Global Life Sciences Survey. We believe that the compensation practices of our 2019 peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Due to the nature of our business, we compete for executive talent with many companies that are larger and better established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that we vary from our historic compensation practices or deviate from our general compensation philosophy under certain circumstances.

Annual Performance Evaluation Process

Our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals and a weighting for each goal based on the relative importance toward value creation. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, while some of our objectives are directed to the maintenance and enhancement of the foundations needed for our future success. Upon approval of the overall corporate goals by our board of directors, departmental and individual goals are set by our executive leadership team focusing on contributions that facilitate the achievement of these corporate goals.

Near the end of each year, our executive leadership team evaluates company performance against the goals for that year. With respect to company performance, the executive leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals and determines performance accordingly. For 2019, the Compensation Committee established the following framework for evaluating company performance against 2019 company goals wherein performance against each company goal is independently assessed on the following scale:

	Partially Met Goal	Midpoint	Met Goal	Midpoint	Exceeded Goal	Midpoint	Far Exceeded Goal
Example Company Goal A (% Weighted)	Performance Assessment Against Example Company Goal A
Example Company Goal B (% Weighted)	Performance Assessment Against Example Company Goal B

Once each company goal has been assessed, an overall company performance rating based on the weighted-average of the assessments of all company goals is determined, along with the translation of such weighted-average assessment to company cash bonuses:

Overall Weighted Assessment of Company Performance	Met Some Goals	Midpoint	Met All Goals	Midpoint	Exceeded Some Goals	Midpoint	Exceeded All Goals
Translation of Company Performance to Bonus	0.7x of Target		Target Bonus		1.25x of Target		1.5x of Target

This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee then makes the final determination whether company performance against goals was achieved. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Contingent compensation for executive officers is a factor of both company and individual performance. In 2019, the Compensation Committee established individual performance weightings for our executive officers at the following percentages:

	Company Performance Weighting	Individual Performance Weighting
Chief Executive Officer	100%
President	90%	10%
Vice President and Senior Vice President	80%	20%

To determine individual contribution, each citizen-owner performs a written self-assessment of performance against individual goals periodically throughout the year and reviews the assessment with their manager. At the end of the year, each citizen-owner performs a year-end written self-assessment, which is submitted to their manager for that manager’s written assessment of the overall performance of their direct report. In addition, each citizen-owner’s manager solicits input from others within and/or outside of our company, in what is commonly referred to as a “360 review process.” In the case of Ms. Perkins, the Chair of our Compensation Committee solicits and organizes feedback from our board of directors and our human resources function solicits and organizes feedback from company management. Based on this input, the manager then provides a written performance assessment representing the manager’s assessment of the citizen-owner’s individual performance and future potential. In the case of Ms. Perkins, the Chair of our Compensation Committee meets with her to summarize her annual performance assessment and to provide development feedback.

Ms. Perkins prepares written performance reviews of her direct reports, including Drs. Bloch and Kutok, and discusses these reviews with the Compensation Committee. Ms. Perkins discusses her contributions with the Chair of our Compensation Committee, along with sharing a summary of annual company performance. Additional assessments of her individual performance are obtained through feedback received from our board of directors and members of our executive leadership team and other citizen-owners with whom Ms. Perkins regularly interacts. On the basis of this feedback, the Compensation Committee conducts an evaluation of Ms. Perkins’ individual performance and future potential:

•	based on our company’s performance against its goals;

•	in providing leadership of our company in the pursuit of these goals;

•	in providing mentorship to her direct reports; and

•	based on progress against her personal and professional development goals.

Components of Our Compensation Program and Relationship to Performance

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and performance-based annual cash incentives, the latter of which we refer to as contingent cash compensation;

•	annual stock option awards;

•	stock option awards granted to citizen-owners upon hire and upon promotion;

•	an employee stock purchase plan;

•	severance benefits plans; and

•	employee benefits, such as health and life insurance and a 401(k) retirement savings plan with partial matching of employee contributions in the form of cash.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and severance and the size of stock option awards differ from person to person based on each citizen-owner’s role, market-competitive compensation, and individual performance.

Allocation of compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation is determined by the Compensation Committee after reviewing relevant information for our compensation peer group and other relevant data, including survey data, as well as what it believes to be the appropriately competitive level and mix of the various compensation components.

Base Salary

Base salary is intended to provide a fair and competitive base level of compensation for day-to-day performance. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on intended responsibilities of the executive officer, their individual experience and skills, internal equity, external peer company data, and negotiations during the recruiting process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities or a promotion to a more senior level. We do not provide for any formulaic or guaranteed increases for any of our executive officers.

For 2019, Ms. Perkins did not receive a salary increase and Drs. Bloch and Kutok each received salary increases of 3%. In January 2020, in keeping with our compensation philosophy that base salaries are fair and competitive and following a recommendation by our executive leadership team, the Compensation Committee elected not to increase the base salaries of our named executive officers from 2019 based on the comparison of his or her base salary to the base salaries of executive officers in comparable positions in our 2019 peer group.

Contingent Cash Compensation

Under our contingent cash compensation program and based on the Compensation Committee’s assessment of overall company performance, the Compensation Committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all citizen-owners at specified levels of seniority, based on the Compensation Committee’s assessment of overall company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon the relative individual performance of each citizen-owner compared to the performance of his or her peers. For certain roles in the organization, such as our chief executive officer and president, the contingent compensation pools include only the single incumbent, and awards from the available pools are made based upon the performance of each individual and her/his contribution towards the achievement of company goals.

We believe our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biopharmaceutical industry to provide competitive, but not excessive, base salary levels together with performance-based cash incentives;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•

it rewards both the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of company goals.

In 2019, our Compensation Committee set target contingent cash compensation opportunities at the following levels for the 2019 performance year:

2019 Contingent Cash Compensation Targets	Multiple of Target Bonus for Assessment of “Partially Met Goals”	Midpoint	Target Bonus for Assessment of “Met All Goals” (as a % of base salary)	Midpoint	Multiple of Target Bonus for Assessment of “Exceeded Some Goals”	Midpoint	Multiple of Target Bonus for Assessment of “Exceeded All Goals”
Chief Executive Officer	0.7x		65%		1.25x		1.5x
President	0.7x		50%		1.25x		1.5x
Vice President/Senior Vice President	0.7x		40%		1.25x		1.5x

The following table sets forth our 2019 goals and the assessment by our Compensation Committee of company performance against each goal:

IPI-549 Goal: Value recognition of IPI-549 through the advancement of ongoing clinical studies and initiation of additional clinical studies (Weighted 45%)	Assessment Against IPI-549 Goal

Assessed at mid-point between Met and Exceeded goal by:

MARIO-275 (Phase 2 Urothelial Cancer Study): progress study startup and enrollment	• progressing the startup of and enrollment in MARIO-275 to enable completion of enrollment by end of 2020

MARIO-1 (Phase 1 Study): complete enrollment and generate additional data	• completing enrollment of MARIO-1 to enable generation of data further supporting proof of mechanism, safety and activity

Additional Trial: Establish a clinical partnership and initiate an additional trial in an earlier-line setting and/or novel combination

•  securing a clinical collaboration with Roche/Genentech in support of two new studies to evaluate IPI-549 in novel triple combination front-line therapies with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq and Avastin® in renal cell cancer (RCC)

Financial Goal: Secure Resources Needed to Achieve Clinical Goals (Weighted 45%)	Assessment Against Financial Goal

Far exceeded goal by:

Maintain or extend the company’s cash runway while exceeding the clinical goal of establishing a clinical partnership and adding an additional trial in an earlier-line setting and/or novel combination

Achieve the goal above while minimizing dilution to shareholders

Adding one or more analyst coverages with a “buy” recommendation

Maintaining high-quality, supportive relationships with our shareholders

•  extending the cash runway through two non-dilutive financings totaling $50 million in gross proceeds as well as securing a clinical supply collaboration with Roche/Genentech to enable two new studies to evaluate IPI-549 in novel triple combination front-line therapies

•  securing initiations by three analysts with “buy” recommendations

•  maintaining high-quality supportive relationship with shareholders by completing one of our non-dilutive financings with our largest shareholder and earning broad support of our shareholders on all proposals at our 2019 annual meeting of stockholders

Team Goal: Recruit, Motivate and Maintain Team Necessary to Execute Goals (Weighted 10%)	Assessment Against Team Goal

Met goal by:

Recruit, retain, and motivate team needed to deliver on our clinical and financial goals while moving office in a non-disruptive way

•  recruiting key functional leaders for clinical development, clinical operations, safety operations, process chemistry and quality operations, and maintained our team through the transition of Dr. Agresta to our Board

•  successfully moving our offices with minimal disruption

The Compensation Committee’s assessment of performance against each company goal is summarized in the following table:

	Partially Met Goal	Midpoint	Met Goal	Midpoint	Exceeded Goal	Midpoint	Far Exceeded Goal
IPI-549 Goal (45% Weighted)				X

Financial Goal (45% Weighted)							X

Team Goal (10% Weighted)			X

Based on the assessment against company goals described above, our Compensation Committee determined that we achieved the overall weighted assessment of “Exceeded Some Goals,” which translates to 1.25x target for the establishment of cash bonus pools:

	Met Some Goals	Midpoint	Met All Goals	Midpoint	Exceeded Some Goals	Midpoint	Exceeded All Goals
Overall 2019 Weighted Performance Assessment					X

Translation of Performance to 2019 Cash Bonus	0.7x of Target		Target Bonus		1.25x of Target		1.5x of Target

For 2019, Ms. Perkins’ cash incentive award was entirely based on performance relative to company goals, the cash incentive award of Dr. Bloch was based 90% on company performance and 10% on individual performance, and the cash incentive award of Dr. Kutok was based 80% on company performance and 20% on individual performance. The Compensation Committee determined that Dr. Bloch exceeded some of his performance objectives and achieved an individual performance rating of 115 out of a possible 125 and Dr. Kutok achieved exceeded most of his performance objectives and achieved an individual performance rating of 120 out of a possible 125.

Following a recommendation by our executive leadership team to balance the preservation of the company’s cash resources with utilization of available shares from the company’s 2019 Equity Incentive Plan, our Compensation Committee determined that named executive officers would receive 50% of their contingent cash compensation awards in cash and 50% in shares of common stock of the company, less a number of shares withheld to satisfy withholding tax obligations. Accordingly, contingent cash compensation awards for our named executive officers for 2019 were:

	2019 Contingent Cash Award
Named Executive Officers	Multiple of Target Bonus	% of Salary	Total Award ($)	Amount Paid in Cash (1) ($)	Amount Paid in Shares ($)	Number of Shares Granted (2)
Adelene Q. Perkins	1.25x	81.25%	$560,288	$280,144	$280,144	155,134
Lawrence E. Bloch, M.D., J.D.	1.26x	63.15%	306,655	154,091	154,091	83,157
Jeffery Kutok, M.D., Ph.D.	1.39x	55.81%	242,774	121,387	121,387	64,219

(1)	Represents 50% of the dollar value of the contingent cash award.
(2)	Represents the net number of shares granted after satisfying withholding tax requirements based on a price of $1.25 per share, the closing price of a share of our common stock on the date of grant.

In 2020, our Compensation Committee set target contingent cash compensation opportunities at the following levels, representing no change from 2019:

2020 Contingent Cash Compensation Targets	Multiple of Target Bonus for Assessment of “Partially Met Goals”	Midpoint	Target Bonus for Assessment of “Met All Goals” (as a % of base salary)	Midpoint	Multiple of Target Bonus for Assessment of “Exceeded Some Goals”	Midpoint	Multiple of Target Bonus for Assessment of “Exceeded All Goals”
Chief Executive Officer	0.7x		65%		1.25x		1.5x
President	0.7x		50%		1.25x		1.5x
Vice President/Senior Vice President	0.7x		40%		1.25x		1.5x

Equity Awards

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental to creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in the long-term success of our company as reflected in stock price appreciation. In addition, the vesting feature of our equity grants is intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period. All equity-based awards made to our named executive officers are approved by the Compensation Committee.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and in equal monthly installments over the following three years. Stock options granted to citizen-owners upon promotion to a more senior position (described below) typically vest in equal monthly installments over four years. Additionally, the Compensation Committee may exercise its discretion to grant one-time awards to some or all citizen-owners, including our named executive officers, from time to time. All stock options granted under our equity incentive plans have a maximum term of ten years and substantially all awards have vesting rights that terminate upon termination of service to our company and exercise rights that cease shortly after termination of service to our company. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price per share for each stock option is equal to the closing price of a share of our common stock on the date of grant.

We do not seek to coordinate the timing of stock option grants to our named executive officers with our release of material non-public information, and our named executive officers are prohibited from pledging or engaging in short sales or derivative transactions of company securities. We have not adopted stock ownership guidelines for our named executive officers; however, we encourage all of our citizen-owners to maintain an equity position in our company.

All of our citizen-owners, including our named executive officers, are eligible to receive stock option grants in connection with the annual performance review process. Typically, the Compensation Committee determines market-competitive award sizes and vesting schedules of our year-end awards by employing a compensation consultant to conduct an analysis relative to our peer group and then factors the aggregate weighted company performance assessment, described above in “Components of Our Compensation Program and Relationship to Performance – Cash Compensation,” and individual performance to determine actual grant sizes.

All of our citizen-owners, including our named executive officers, are also eligible to receive stock option grants in conjunction with a promotion to a more senior position. Typically, the size of such awards is equal to the difference obtained by subtracting the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her previous position from the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her new position.

In January 2020, following an analysis of our peer group to determine market-competitive stock option award sizes and vesting schedules for our named executive officers and in light of the company having exceeded its goals for 2019, the Compensation Committee approved a stock option grant to each of our named executive officers as set forth in the table below:

Stock Option Award (Shares)
Adelene Q. Perkins	606,250
Lawrence E. Bloch, M.D., J.D.	418,750
Jeffery Kutok, M.D., Ph.D. (1)	450,000

(1)	Includes 100,000 shares associated with Dr. Kutok’s promotion to Executive Vice President, effective December 2019.

Each of these options has a ten-year term, ratable monthly vesting over four years, and an exercise price equal to the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of grant.

Severance Benefits

Our amended Executive Severance Benefits Plan, or the severance plan, provides eligible full-time executives who are duly elected by the Board as “executive officers” of the company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, with certain severance benefits upon a termination without cause or a resignation for good reason including in each case within one year following a change in control, which we refer to as a covered termination. The severance plan supersedes the provisions of any separation plans, separation policies or agreements between any severance plan participant and the company that provide for severance benefits, including the offer letters of Ms. Perkins and Dr. Bloch, except to the extent expressly stated in such plans, policies or agreements. Pursuant to the severance plan, each executive who is subject to a covered termination is entitled to:

•	continuation of such executive’s monthly base salary for the twelve-month period following termination;

•

payment by us of a portion of the cost of COBRA continuation of benefits coverage for the executive and his or her applicable dependents for the twelve-month period following such termination or until the executive commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the severance plan;

•	reasonable outplacement benefits for up to six months at the discretion of the severance plan’s administrator or until the executive commences new employment, if sooner;

•

any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the executive’s termination and which our board of directors deems granted to the executive in its discretion pursuant to our contingent cash compensation program;

•

at the sole discretion of the severance plan’s administrator, the prorated amount of any minimum bonus award approved by the Compensation Committee for the year in which the covered termination occurs; and

•	immediate vesting of the portion of any outstanding equity awards of the executive which would have vested within the one (1) year-period following such covered termination.

To receive any benefits under the severance plan, the executive must comply with provisions of any applicable noncompetition or non-solicitation agreement to which he or she is a party and must observe any other obligations he or she has to the company. The executive must also execute and deliver a suitable waiver and release under which the executive releases and discharges us of any and all claims arising out of his or her employment relationship with us. Severance benefits are to be paid in accordance with the terms of the severance plan and our regular pay practices in effect from time to time.

We believe that providing these benefits enhances our ability to attract and retain executive talent and aligns with stockholder interests. Based on a review of practices of comparable companies by Radford, we believe that our severance benefits are generally in line with severance packages offered to executives by comparable companies.

We have structured severance benefits to apply also following a change in control such that benefits are paid upon the occurrence of both a change in control and the termination of the executive during the 12-month period following the change in control. We believe this structure provides the executive with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their job.

Our severance plan does not provide any “gross-up” for the amount of excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, related to the “golden parachute payment” provisions under Section 280G of the Code.

Employee Stock Purchase Plan

Our employee stock purchase plan permits citizen-owners to purchase shares of our common stock at a discount and consists of consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. On the first day of each offering period, each citizen-owner who is enrolled in the employee stock purchase plan will automatically receive an option to purchase shares of our common stock in accordance with the terms of the plan. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid vacation time, paid sabbatical leave following each five-year period of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the company-matching feature under our 401(k) savings plan, we match in cash 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations.

In particular circumstances, we sometimes award cash signing bonuses when executive officers first join us. Such cash signing bonuses typically are subject to repayment in full or on a pro-rated basis if the executive officer voluntarily terminates employment with us during a prescribed period of time following their date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the hiring circumstances specific to each candidate. For instance, we may consider paying signing bonuses to compensate for amounts forfeited by an executive candidate upon terminating prior employment or to create additional incentive for an executive to join our company in a position where there is high market demand.

Given our objective of attracting the highest caliber talent, we may recruit talented individuals from outside of the Boston area to fill open positions. We generally provide reasonable relocation assistance to those individuals.

Accounting and Tax Considerations; Compliance with Internal Revenue Code 162(m)

While the Compensation Committee generally considers the financial accounting and tax implications to our company of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2019. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid in any taxable year to a company’s chief executive officer, chief financial officer, and other officers whose compensation is required to be reported to the company’s stockholders pursuant to the Exchange Act by reason of being among its three highest compensated officers (other than the chief executive officer and chief financial officer). For taxable years beginning on or before December 31, 2017, certain compensation, including compensation paid to our chief financial officer and qualified performance-based compensation, was not subject to the deduction limitations. Pursuant to the Tax Cuts and Jobs Act, signed into law on December 22, 2017, or Tax Act, subject to certain transition rules, for taxable years beginning after December 31, 2017, the deduction limitations under Section 162(m) are expanded to apply to compensation in excess of $1 million paid in any taxable year to our chief financial officer, and the performance-based compensation exception to the deduction limitations under Section 162(m) is no longer available. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to the specified executives will not be deductible, unless grandfathered under transition guidance. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, after taking into consideration changing business conditions and the performance of our employees.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
	(b)	(c)	(d)		(e)	(f)	(g)	(i)	(j)
Adelene Q. Perkins, Chief Executive Officer (5)	2019	689,585	61,250	(6)	—	552,480	366,370	11,172	1,680,857
	2018	689,585	61,250	(6)	155,932	1,067,058	448,230	10,056	2,432,111
Lawrence E. Bloch, M.D., J.D., President	2019	488,014	—		—	459,553	204,235	9,366	1,161,168
	2018	473,535	—		84,476	170,810	236,900	9,216	974,937
Jeffery Kutok, M.D., Ph.D., former Chief Scientific Officer.	2019	435,000	—		—	152,799	162,500	9,366	759,665
	2018	422,064	—		63,837	119,567	186,657	9,216	801,341

(1)

No stock awards were made to named executive officers in 2019. For 2018, the amounts in this column represent the value of 69,924 shares, 37,881 shares, and 28,626 shares of Company common stock awarded to Ms. Perkins and Drs. Bloch and Kutok, respectively, in 2018 as part of the 2017 contingent cash compensation program.

(2)

The amounts in this column reflect the aggregate grant date fair value of option awards granted during the applicable fiscal year. See the information in Note 3, “Stock-Based Compensation,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2019, for assumptions made in determining these values.

(3)

For 2019, the amounts in this column reflect the aggregate of (a) $280,144, $154,091, and $121,387 and (b) $86,225, $50,144, and $41,113, to each of Ms. Perkins and Drs. Bloch and Kutok, respectively. As described in “Compensation Discussion and Analysis,” above, 50% of the value of the 2019 contingent cash compensation awards for named executive officers was paid in cash and the remaining 50% in shares of Company common stock, except for a portion that was paid in cash to satisfy the applicable named executive officer’s withholding tax obligation associated with these shares. The amounts listed in (a) to this footnote 3 represent 50% of the total dollar value of the contingent cash compensation awards, and the amounts listed in (b) to this footnote 3 represent the portion that was paid in cash to satisfy the applicable named executive officer’s withholding tax obligation associated with the shares granted under the contingent compensation program. For 2018, the amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis” of our Form DEF 14A for the 2018 fiscal year.
(4)	Amounts in this column represent the sum of (i) any life insurance premiums paid on behalf of the officer and (ii) the amount contributed to the officer’s 401(k) account as a matching contribution.
(5)	Ms. Perkins received the amounts listed above for service as our Chief Executive Officer for 2019 and 2018 and received no compensation for service as a director for all years reported.
(6)

As described in the section entitled “Compensation Discussion and Analysis—2017 Executive Compensation Decisions” of our Form DEF 14A for the 2017 fiscal year, a stock option award was not granted to Ms. Perkins in May 2017 due to a limitation in the 2010 Plan on the number of awards that may be granted to each participant in the 2010 Plan during each calendar year. Instead, the Compensation Committee determined in May 2017 to grant to Ms. Perkins a stock option to purchase 500,000 shares of the company’s common stock, with the grant of such option approved by the Compensation Committee on January 8, 2018. Ms. Perkins earned an economic replacement cash payment on May 25, 2018 equal to 500,000 multiplied by $0.245, or the excess of the closing price of a share of common stock on January 8, 2018 ($1.985) over the closing price on May 25, 2017 ($1.74). The economic replacement payment was payable in two equal installments on May 25, 2018 and May 25, 2019, provided in each case that Ms. Perkins continued to be employed by the company on each such date. These amounts represent such installments of the economic replacement payment.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
	(b	)	(c	)	(e	)	(f	)
Adelene Q. Perkins	340,930		—		6.25		1/5/2020
	83,620		—		5.94		1/6/2021
	191,750		—		7.93		1/6/2022
	153,835		—		36.85		1/4/2023
	85,500		—		12.91		1/10/2024
	250,000		—		15.74		1/14/2025
	185,000		—		6.71		1/6/2026
	1,000,000		—		1.46		1/6/2027
	90,000		90,000	(1)	2.23		1/2/2028
	500,000		—		1.99		1/8/2028
	60,750		182,250	(2)	1.24		1/04/2029
	60,500		181,500	(2)	1.24		1/04/2029
Lawrence E. Bloch, M.D., J.D.	200,000		—		15.85		7/23/2022
	32,800		—		36.85		1/4/2023
	32,200		—		12.91		1/10/2024
	125,000		—		15.74		1/14/2025
	70,000		—		6.71		1/6/2026
	500,000		—		1.46		1/6/2027
	250,000		—		1.74		5/25/2027
	50,000		50,000	(1)	2.23		1/2/2028
	83,750		251,250	(2)	1.24		1/04/2029
	25,000		75,000	(2)	1.24		1/04/2029
Jeffery Kutok, M.D., Ph.D. (3)	6,583		—		5.94		1/4/2021
	9,968		—		7.93		1/6/2022
	4,300		—		8.12		3/2/2022
	10,113		—		36.85		1/4/2023
	18,000		—		22.55		8/6/2023
	15,000		—		12.91		1/10/2024
	31,095		—		15.74		1/14/2025
	32,589		—		6.71		1/6/2026
	250,000		—		2.45		2/10/2027
	125,000		—		1.74		5/25/2027
	35,000		35,000	(1)	2.23		1/2/2028
	38,750		116,250	(2)	1.24		1/04/2029

(1)	Vests in two equal annual installments on January 2, 2019 and January 2, 2020.
(2)	Vests in equal monthly installments on the last day of each month through January 31, 2023.
(3)	Dr. Kutok ceased to be an executive officer on March 31, 2020.

Narrative Disclosures

The narrative disclosures required under Item 402(o) of Regulation S-K, related to the Summary Compensation Table, and Item 402(q) of Regulation S-K, related to retirement benefits and plan providing for payment upon resignation or retirement, are contained within the footnotes to the Summary Compensation Table, above under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” and immediately below under “Potential Payments upon Termination or Change in Control.”

Potential Payments upon Termination or Change in Control

Our named executive officers are entitled to certain benefits under the severance plan in the event their employment is terminated without cause or by way of resignation for good reason, as described above under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance—Severance Benefits.” The following table describes the potential payments and benefits to each of our named executive officers assuming a termination of employment without cause or by way of resignation for good reason on December 31, 2019. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Name and Principal Position	Salary ($)	Market Value of Awards Vesting on Termination ($)(1)	Healthcare Benefits ($)(2)	Other ($)(3)	Total ($)
Adelene Q. Perkins	689,585	—	25,471	10,000	725,056
Chief Executive Officer
Lawrence E. Bloch, M.D., J.D.	488,014	—	29,336	10,000	527,350
President
Jeffery Kutok, M.D., Ph.D.	435,000	—	29,336	10,000	474,336
Former Chief Scientific Officer

(1)

This amount is equal to (i) the number of options that would vest as a direct result of the employment termination multiplied by (ii) the excess of $0.96, which represents the fair market value of our common stock as of December 31, 2019, over the exercise price of the options.

(2)

Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary. COBRA benefits are payable until 52 weeks following termination of employment if the named executive officer elects COBRA coverage, and only for so long as such coverage continues in force.

(3)	Represents the estimated cost of outplacement services for a period of six months.

CEO Pay Ratio

We are providing a reasonable estimate of the ratio of the annual total compensation of Adelene Q. Perkins, our Chief Executive Officer, to the total compensation of the median-paid citizen-owner other than Ms. Perkins, as described by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. The 2019 annual total compensation for Ms. Perkins was $1,680,857. The 2019 annual total compensation for the median-paid employee (other than Ms. Perkins) was $223,550. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median-paid employee is approximately 7.52-to-1.

CEO: Median Employee Pay Ratio Table

Annual Total Compensation (1) ($)
Median-Paid Citizen-Owner (2)	223,550
Adelene Q. Perkins, Chief Executive Officer (3)	1,680,857
Ratio	7.52:1

(1)

We calculated the annual total compensation of the representative median citizen-owner using the same methodology that we used to determine the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement.

(2)

As of December 31, 2019, we had 25 citizen-owners, including Ms. Perkins. We determined the median-paid citizen-owner by (a) calculating the annual total compensation for each of our citizen-owners as of December 31, 2019, excluding Ms. Perkins, using the same methodology that we used to determine the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement; (b) ordering citizen-owners by their annual total compensation; and (c) selecting the median-paid citizen-owner where at least 50% of our citizen-owners earn a higher annual total compensation than that of the selected median-paid citizen-owner.

(3)	The annual total compensation of our Chief Executive Officer is found in Column (j) of the Summary Compensation Table on page 38.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2019:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,576,319	$4.58	5,858,686	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	9,576,319	$4.58	5,858,686

(1)

Consists of (i) 5,730,308 shares of our common stock available for future issuance under our 2019 Equity Incentive Plan and (ii) 128,378 shares of our common stock available for future issuance under our ESPP.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, which added Section 14A of the Exchange Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, a resolution on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our stockholders to provide an advisory vote on the compensation of our named executive officers for the year ended December 31, 2019, as such compensation is described in the section entitled “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 26.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Our program rewards strong performance and provides near-term and long-term incentives that are aligned with stockholder value creation. Awards under our contingent cash compensation program are formulaically tied to the achievement of corporate goals, and we use stock options as well as shares of common stock as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. Our board believes that this link between compensation and the achievement of both annual and long-term objectives has helped drive our performance over time and does not encourage excessive risk-taking by our executive leadership team. In addition, consistent with our culture of citizen-ownership, each element of our compensation program is broadly available across our company, and our executive officers do not receive any material perquisites or other personal benefits.

In 2017, our stockholders voted in support of our proposal to hold an advisory vote on the compensation of our named executive officers each year. Accordingly, the next opportunity after our 2020 annual meeting of stockholders to vote on this matter will be during our 2021 annual meeting of stockholders. As such, our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the stockholders of Infinity Pharmaceuticals, Inc. (“Infinity”) approve, on an advisory (non-binding) basis, the compensation paid to Infinity’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the related compensation tables, notes and narrative disclosure contained in this proxy statement.

As an advisory vote, this proposal is not binding on our company, our board, or our Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or our board of directors (or any committee thereof). However, our Compensation Committee and board of directors value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends that you vote “FOR” approval of the compensation paid to the company’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative disclosure set forth in this proxy statement.

PROPOSAL 3—APPROVAL OF THE AMENDMENT TO OUR CHARTER

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000

You are being asked to approve an amendment (the “Amendment”) to our Charter to increase the total number of authorized shares of our common stock from 100,000,000 to 200,000,000 (the “Share Increase”). The board has unanimously approved the proposed Amendment and resulting Share Increase. The form of the proposed Amendment is attached to this proxy statement as Exhibit A and is incorporated herein by reference.

Our Charter currently authorizes the issuance of 100,000,000 shares of our common stock, $0.001 par value per share, and 1,000,000 shares of our preferred stock, $0.001 par value per share. As of April 1, 2020, we had 57,433,598 shares of common stock issued and outstanding. We also had an additional 11,175,463 shares of common stock representing options outstanding under our 2000 Stock Incentive Plan, 2010 Stock Incentive Plan, and 2019 Equity Incentive Plan (collectively the “Equity Incentive Plans”), as well as 3,650,499 shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan and 128,378 shares of common stock reserved for issuance under our 2013 Employee Stock Purchase Plan, as amended (our “ESPP”). In addition, there are 1,000,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants. We have not increased the number of authorized shares of common stock since 2006.

The proposed Amendment to our Charter would not increase or otherwise affect our authorized preferred stock. As of April 1, 2020, there were no shares of our preferred stock outstanding. The board of directors reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the proposed Amendment if the board determines that the proposed Amendment is no longer in our best interests and the best interests of our stockholders.

If our stockholders approve the proposed Amendment, subject to the discretion of the board of directors, we intend to file the amendment to our Charter with the Secretary of State of the State of Delaware as soon as practicable after the Annual Meeting.

Purpose

Our board of directors believes that it is in the best interests of our company to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for potential business needs. Your approval would allow us to issue additional shares of common stock in the future as needed in connection with equity financings, equity incentive plans, strategic partnerships, future acquisitions of other businesses or products and to effect other corporate purposes not yet identified.

Your approval of the increase in the number of authorized but unissued shares of common stock would enable the company now to undertake any of the foregoing actions on an expedited basis without further stockholder approval, unless stockholder approval is otherwise required by applicable law or the requirements of the Nasdaq Stock Market or any national securities exchange on which our securities may be listed from time to time.

We currently have no specific plans, arrangements or understandings to issue additional shares of our common stock, except for the issuance of shares of common stock pursuant to the Equity Incentive Plans and the ESPP for citizen-owners and others eligible to participate in those plans. However, the availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

Possible Effects of the Amendment

As is true for shares presently authorized but unissued, adoption of the Amendment would not have an immediate dilutive effect on the proportionate voting power or other rights of existing stockholders; however, the future issuance of common stock authorized by the Amendment may dilute the earnings per share of common stock, decrease existing stockholders’ percentages of equity ownership, dilute the voting rights of existing stockholders and, depending on the price at which they are issued, could have a negative effect on the market price of the Company’s common stock.

All shares of our common stock, including those now authorized and those that would be authorized by the proposed Share Increase, are equal in rank and have the same voting, dividend and liquidation rights. Holders of our common stock do not have preemptive rights. The holders of shares of our common stock will have no dissenters’ rights of appraisal under Delaware law, our Charter or our Bylaws with respect to the Amendment to effect the Share Increase.

Effectiveness of Amendment

If the proposed Amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Charter with the Secretary of State of the State of Delaware.

Our board of directors recommends that you vote “FOR” the approval of the amendment to our Charter to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved by our stockholders at the 2020 annual meeting, our Audit Committee will reconsider its appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present in person or via teleconference at the 2020 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the 2020 annual meeting. If other matters are properly brought before the 2020 annual meeting, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

Exhibit A

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INFINITY PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Infinity Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article IV, section (A) of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is two hundred million (200,000,000), and the total number of shares of Preferred Stock which the Corporation is authorized to issue is one million (1,000,000), which shares of Preferred Stock shall be undesignated as to series.”

***

A-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this ____ day of ______, 2020.

INFINITY PHARMACEUTICALS, INC.

By:
Adelene Q. Perkins
Chief Executive Officer

A-2

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER, 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors of the Company recommends you vote FOR the following proposal(s):

1.	Election of Directors to serve for a one-year term expiring at the 2021 annual meeting of stockholders.	For	Against	Abstain

	a. Samuel Agresta, M.D., M.P.H	☐	☐	☐
	b. David Beier, J.D.	☐	☐	☐
	c. Anthony B. Evnin, Ph.D.	☐	☐	☐
	d. Richard Gaynor, M.D.	☐	☐	☐
	e. Adelene Q. Perkins	☐	☐	☐
	f. Norman C. Selby	☐	☐	☐
	g. Michael C. Venuti, Ph.D.	☐	☐	☐

		For	Against	Abstain

2	To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐

3	To approve the amendment to our Charter to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000.	☐	☐	☐

4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.infi.com/proxy.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 17, 2020

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Adelene Q. Perkins, Lawrence E. Bloch, and Seth A. Tasker, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2020 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE